Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth St. NW

Washington, DC 20036

March 3, 2020

National Retail Properties, Inc.

450 South Orange Avenue, Suite 900

Orlando, FL 32801

Ladies and Gentlemen:

We are acting as counsel for National Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company (the “Offering”) of $400,000,000 aggregate principal amount of its 2.500% notes due 2030 (the “2030 Notes”) and $300,000,000 aggregate principal amount of its 3.100% notes due 2050 (together with the 2030 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated February 18, 2020, among BofA Securities, Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Jefferies LLC, RBC Capital Markets, LLC, and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters listed on Schedule I thereto (the “Underwriters”), and the Company (the “Agreement”). The Notes are being issued under the Indenture, dated as of March 25, 1998, as supplemented by the Eighteenth Supplemental Indenture, dated as of March 3, 2020, between U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association (formerly First Union National Bank)), as trustee, and the Company (as so supplemented, the “Indenture”) pursuant to the Registration Statement on Form S-3 (File No. 333-223141) (the “Registration Statement”) filed by the Company to register the offer and sale of the Notes with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), and the related prospectus dated February 22, 2018, as supplemented by the prospectus supplement dated February 18, 2020 (as so supplemented, the “Prospectus”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Notes have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinion set forth in this letter is limited to the laws of the State of New York and the Maryland General Corporation Law, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP